Exhibit 2.1

CONTRIBUTION AGREEMENT
by and between
ENTERPRISE PRODUCTS COMPANY
and
ENTERPRISE PRODUCTS PARTNERS L.P.
Dated as of September 30, 2010

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-ii-

Schedules:
EPCO’s Disclosure Schedules

Schedule 3.3	—	No Conflicts or Violations; No Consents or Approvals Required
Schedule 3.10	—	Material Contracts
Schedule 3.11	—	Equipment and Inventory
Schedule 3.12	—	Real Property
Schedule 3.16	—	ETC Business Balance Sheet
EPD’s Disclosure Schedules

Schedule 4.3	—	No Conflicts or Violations; No Consents or Approvals Required

-iii-

CONTRIBUTION AGREEMENT
     This Contribution Agreement (this “Agreement”), dated as of September 30, 2010, is entered into by and between Enterprise Products Company, a Texas corporation (“EPCO”), and Enterprise Products Partners L.P., a Delaware limited partnership (“EPD”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
     WHEREAS, EPCO owns 100% of the membership interests of Enterprise Products Transportation Company LLC, a Texas limited liability company (“ETC”); and
     WHEREAS, pursuant to that certain Share Purchase Agreement (the “Share Purchase Agreement”), dated September 30, 2010, by and among EPCO, and Randa Lynn Duncan 1992 Children’s Trust, Dannine Gale Duncan 1992 Children’s Trust, Milane Diane Duncan 1992 Children’s Trust and Scott Daniel Duncan 1992 Children’s Trust (collectively, the “Selling Stockholders”), EPCO acquired all of the issued and outstanding capital stock (the “JMRS Stock”) of JMRS Transport Services, Inc., a Delaware corporation (“JMRS”), from the Selling Stockholders; and
     WHEREAS, EPCO and ETC are parties to that certain Agreement and Plan of Merger dated September 30, 2010 (the “Merger Agreement”), pursuant to which (i) both EPCO and ETC survived the merger (the “Merger”), and (ii) ETC was allocated all assets, including the JMRS Stock, and certain specified liabilities related to EPCO’s tank trucking transportation business; and
     WHEREAS, EPCO will effect the Assignment of the Assigned Interest (as defined below) in ETC to EPD, and in exchange will receive from EPD as consideration for such Assignment (as defined below) the Consideration (as defined below) set forth below; and
     WHEREAS, concurrently with the consummation of the transactions contemplated herein (the “Closing”), each of the following shall occur:
     1. EPCO will contribute, sell, assign, transfer and convey to EPD all of its right, title and interest in and to all of the outstanding membership interests in ETC (the “Assigned Interest”), free and clear of all Encumbrances other than (i) transfer restrictions imposed by federal and state securities laws and (ii) the Encumbrances set forth in the Charter Documents of ETC.
     2. EPD will issue to EPCO as the total consideration for the contribution of the Assigned Interest a number of Common Units (rounding down to the nearest whole Common Unit) equal to (i) $20,000,000 divided by (ii) the average closing sales price for the Common Units as of each trading day during the twenty (20) consecutive trading days through and including the date two business days immediately prior to the Closing Date (the “Unit Consideration”).
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.
CONTRIBUTION OF ASSIGNED INTEREST; UNIT CONSIDERATION AND
ASSUMPTION OF LIABILITIES
     1.1 Contribution of Interests. At the Closing, (a) EPCO shall irrevocably contribute, sell, assign, transfer and convey (collectively, the “Assignment”) to EPD and its successors and assigns all of EPCO’s right, title and interest in and to the Assigned Interest, free and clear of all Encumbrances other than (i) transfer restrictions imposed by federal and state securities laws and (ii) the Encumbrances set forth in the Charter Documents of ETC and (b) EPD shall accept and purchase such Assigned Interest for its own account in exchange for the issuance of the Unit Consideration set forth in Section 1.2.
     1.2 Unit Consideration. The Unit Consideration issued by EPD to EPCO in exchange for the Assignment of the Assigned Interest at Closing shall be as follows:
          (a) EPD shall issue the Unit Consideration to EPCO at Closing. The Unit Consideration shall be issued subject to the rights, preferences and privileges set forth in the Partnership Agreement, the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) and federal and state securities laws. The Unit Consideration shall be issued by EPD at the Closing by delivery of a letter to EPD’s transfer agent (the “Instruction Letter”) instructing such transfer agent to promptly deliver certificates representing the Unit Consideration issued in the name of EPCO (the “Certificates”) or in book entry form, in either case bearing the restrictive legend set forth in Section 3.16(d).
     1.3 Assumption of Certain Liabilities.
          (a) Assumption of Subject Liabilities by EPD. From and after the Effective Time, EPD hereby assumes and agrees to pay, perform and discharge all obligations and liabilities relating to the Assigned Interest (the “Subject Liabilities”), to the full extent that EPCO has previously or would have been in the future obligated to pay, perform and discharge the Subject Liabilities were it not for the Assignment described herein and the execution and delivery of this Agreement; provided, however, that said assumption and agreement to pay, perform and discharge the Subject Liabilities shall not (i) increase the obligation of EPD with respect to the Subject Liabilities beyond that of EPCO, (ii) waive any valid defense that was available to EPCO with respect to the Subject Liabilities or (iii) enlarge any rights or remedies of any third party under any of the Subject Liabilities.
          (b) General Provisions Relating to Assumption of Liabilities. Notwithstanding anything to the contrary contained in this Agreement, including the terms and provisions of this Article I, no Party shall be deemed to have assumed, and the Assigned Interest has not and is not being assigned or contributed, as the case may be, subject to any Encumbrances of any kind, including Encumbrances securing Indebtedness, other than (i) transfer restrictions imposed by federal and state securities laws and (ii) Encumbrances set forth in the Charter Documents of ETC, and all such Encumbrances shall be deemed to be excluded from the assumptions of liabilities made under this Article I.

ARTICLE II.
CLOSING
     2.1 Closing. The Closing shall be held at the offices of Andrews Kurth LLP, 600 Travis Street, 42nd Floor, Houston, Texas 77002 at 4:00 p.m. Houston, Texas time on the date of this Agreement following the satisfaction or waiver of the conditions set forth in Article VI, or such other location or date as the Parties may agree. The date on which the Closing takes place is referred to herein as the “Closing Date.” If the Closing occurs, the Closing shall be deemed to be effective as of 11:59 p.m. Houston, Texas time on the Closing Date (the “Effective Time”). Notwithstanding anything in this Agreement to the contrary, title to the Assigned Interest shall pass at the Closing.
     2.2 Deliveries by EPCO. At the Closing, EPCO shall deliver, or cause to be delivered, to EPD the following:
          (a) A certified copy of the resolutions duly adopted by the Board of Directors of EPCO approving this Agreement, and the Share Purchase Agreement, the Merger Agreement and all other agreements and documents contemplated hereby to which EPCO is a party or will be a party as of the Closing (collectively, the “EPCO Concurrent Agreements”) and the consummation of the transactions contemplated hereby and thereby.
          (b) A certificate, executed by a duly authorized representative of EPCO, certifying as to (i) the incumbency of each person executing this Agreement or any EPCO Concurrent Agreement by or on behalf of EPCO, (ii) all outstanding Capital Stock of ETC in effect as of the Closing Date, (iii) attaching the Charter Documents of ETC certified by the Board of Managers of ETC to be true, accurate and complete as of immediately prior to the Closing on the Closing Date, and (iv) attaching the Charter Documents of JMRS to be true, accurate and complete as of immediately prior to the Closing on the Closing Date.
          (c) A counterpart of this Agreement and a copy of all other EPCO Concurrent Agreements duly executed by an authorized representative of EPCO.
          (d) Such other certificates, instruments of conveyance and documents as are listed in Article VI herein or as may be reasonably requested by EPD prior to the Closing Date to carry out the intent and purposes of this Agreement.
     2.3 Deliveries by EPD. At the Closing, EPD shall deliver, or cause to be delivered, to EPCO the following:
          (a) The Unit Consideration as provided in Section 1.2.
          (b) The Instruction Letter as provided in Section 1.2, which letter shall also instruct EPD’s transfer agent to promptly deliver the Unit Consideration issued in the name of EPCO.
          (c) A counterpart of this Agreement and a copy of all other agreements and documents contemplated hereby to which EPD is a party or will be a party as of the Closing (the “EPD Concurrent Agreements”), duly executed by an authorized representative of EPD.

          (d) Such other certificates, instruments of conveyance and documents as are listed in Article VI herein or as may be reasonably requested by EPCO prior to the Closing Date to carry out the intent and purposes of this Agreement.
     2.4 Receipts. Subject to the terms hereof, all monies, proceeds, receipts, credits and income attributable to the Assigned Interest and distributable or payable with respect thereto shall be the sole property and entitlement of EPD, and, to the extent received by EPCO or one of its affiliates, shall be promptly accounted for and transmitted to EPD.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF EPCO
     EPCO hereby represents and warrants to EPD as of the date hereof as follows:
     3.1 Organization. Each of EPCO, ETC and JMRS (a) is duly incorporated, organized or formed, validly existing and in good standing under the laws of the jurisdiction in which it so organized or formed, (b) has full company power and authority to carry on its business as it is currently being conducted and (c) is duly qualified to conduct business as a foreign company and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
     3.2 Authorization. EPCO has full company power and authority to execute, deliver, and perform its obligations under this Agreement and any EPCO Concurrent Agreements to which it is or will at Closing be a party and to consummate the transactions consummated hereby and thereby. The execution and delivery by EPCO of this Agreement, the Merger Agreement and the EPCO Concurrent Agreements to which EPCO is or will at Closing be a party and the consummation by EPCO of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary company action of EPCO. This Agreement has been duly executed and delivered by EPCO and constitutes, and each EPCO Concurrent Agreement executed or to be executed by EPCO at Closing has been, or when executed will be, duly executed and delivered by EPCO and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of EPCO, enforceable against EPCO in accordance with the terms hereof and thereof, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting creditors’ rights and remedies generally and (b) equitable principles which may limit the availability of certain equitable remedies in certain instances.
     3.3 No Conflicts or Violations; No Consents or Approvals Required. Except as set forth in Schedule 3.3 hereto, the execution, delivery and performance by EPCO of this Agreement, the Merger Agreement and the other EPCO Concurrent Agreements to which EPCO is or will at Closing be a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate, conflict with, or result in any breach of, with or without notice, lapse of time or both, any provision of EPCO’s, ETC’s or JMRS’s Charter Documents, (b) give rise to the creation of any Encumbrance upon any of the assets of EPCO, ETC or JMRS or the Assigned Interest, any right of termination, amendment, cancellation or acceleration of any obligations contained in, or the loss of any benefit under, any Contract to which EPCO, ETC or JMRS is a party, by which EPCO’s, ETC’s or JMRS’s assets are bound or to which the Assigned Interest is subject, (c) violate any Order applicable to EPCO, ETC or JMRS or (d) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate in any material respect any applicable Law or material Contract binding upon EPCO, ETC or JMRS or the Assigned Interest, except where such violations or breaches would not reasonably be expected to result in a Material Adverse Effect with respect to EPCO, JMRS, ETC or the Assigned Interest. Except as set forth in Schedule 3.3 hereto, no Consent of any Governmental Entity or any other Person is required to be obtained by EPCO in connection with the execution, delivery and performance of this Agreement and the EPCO Concurrent Agreements to which EPCO is a party or the consummation of the transactions contemplated hereby or thereby.
     3.4 Capitalization.
          (a) As of the date of this Agreement and the Closing Date, EPCO directly owns 100% of the membership interests of ETC (the “Outstanding ETC Interests”), all of which outstanding interests are duly and validly issued, fully paid and nonassessable and free of any preemptive rights. Except for the Outstanding ETC Interests, no other Capital Stock of ETC is authorized, issued, outstanding or reserved for issuance, and ETC has not issued or is not obligated to issue any warrant, option, call, put or security which is convertible into, exercisable or exchangeable for any of its Capital Stock. ETC is not a party to any Contract obligating it to issue, sell, purchase or redeem any of the Assigned Interest or other Outstanding ETC Interests. ETC is not a party to any notes or other indebtedness the holders of which have the right to vote (or which are convertible into, exchangeable for or evidence the right to subscribe for or acquire securities having the right to vote) with its sole member on any matter. There are no voting trusts, irrevocable proxies or other Contracts to which ETC or the Assigned Interest is bound with respect to voting any of ETC’s Capital Stock. There are no Contracts restricting or preventing the payment of distributions by ETC other than as set forth in the Charter Documents. All securities issued by ETC have been issued in transactions exempt from registration under the Securities Act, the rules and regulations promulgated thereunder and applicable state securities laws. Except for the Capital Stock of JMRS, ETC does not own any Capital Stock of any Person.
          (b) As of the date of this Agreement and the Closing Date, ETC directly owns 100% of the JMRS Stock, all of which outstanding shares are duly and validly issued, fully paid and nonassessable and free of any preemptive rights. Except for the JMRS Stock, no other Capital Stock of JMRS is authorized, issued, outstanding or reserved for issuance, and JMRS has not issued or is not obligated to issue any warrant, option, call, put or security which is convertible into, exercisable or exchangeable for any of its Capital Stock. JMRS is not a party to any Contract obligating it to issue, sell, purchase or redeem any Capital Stock of JMRS. JMRS is not a party to any notes or other indebtedness the holders of which have the right to vote (or which are convertible into, exchangeable for or evidence the right to subscribe for or acquire securities having the right to vote) with its stockholders on any matter. There are no voting trusts, irrevocable proxies or other Contracts to which JMRS or ETC is bound with respect to voting any Capital Stock of JMRS. There are no Contracts restricting or preventing the payment of dividends by JMRS other than as set forth in the Charter Documents. All securities issued by

JMRS have been issued in transactions exempt from registration under the Securities Act, the rules and regulations promulgated thereunder and applicable state securities laws. JMRS does not own any Capital Stock of any Person.
     3.5 Absence of Litigation. There is no Action pending or, to the knowledge of EPCO, threatened against EPCO, ETC or JMRS or any of their respective affiliates which, if adversely determined, could reasonably be expected to (a) result in a Material Adverse Effect on EPCO, ETC or JMRS or (b) materially impair the ability of EPCO to perform its obligations and agreements under this Agreement or the EPCO Concurrent Agreements and to consummate the transactions contemplated hereby and thereby.
     3.6 Title to Interests.
          (a) EPCO is the sole direct legal and beneficial owner of all of the Outstanding ETC Interests as described in Section 3.4, free and clear of all Encumbrances other than (i) transfer restrictions imposed by federal and state securities laws and (ii) Encumbrances set forth in the Charter Documents of ETC. No Person has any right of first refusal, option or other right to purchase or acquire all or any portion of the Assigned Interest. On the Closing Date, EPD will own the Assigned Interest free and clear of any Encumbrances other than (i) transfer restrictions imposed by federal and state securities laws and (ii) Encumbrances set forth in the Charter Documents of ETC (which shall not be amended or modified between the Execution Date and the Closing Date except with the prior written consent of EPD).
          (b) ETC is the sole direct legal and beneficial owner of all of the JMRS Stock as described in Section 3.4, free and clear of all Encumbrances other than (i) transfer restrictions imposed by federal and state securities laws and (ii) Encumbrances set forth in the Charter Documents of JMRS. No Person has any right of first refusal, option or other right to purchase or acquire all or any portion of the JMRS Stock. ETC shall remain the sole direct legal and beneficial owner of all of the JMRS Stock after giving effect to the transfer by EPCO to EPD of the Assigned Interest on the Closing Date.
     3.7 Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of EPCO who is entitled to receive from ETC, JMRS or EPD any fee or commission in connection with the transactions contemplated by this Agreement.
     3.8 Customers and Suppliers. There is no actual or, to the knowledge of EPCO, threatened termination or cancellation of, or material adverse modification or change in, the business relationship of ETC or JMRS with any customer whose purchases during the year ended December 31, 2009 caused them to be ranked among the ten largest respective customers of ETC or JMRS, or the business relationship of ETC or JMRS with any respective supplier material to its operations.
     3.9 Compliance with Laws. The operations of each of ETC and JMRS are and have been conducted in material compliance with all Laws of all Governmental Entities having jurisdiction over ETC or JMRS or their respective assets, properties and operations, and no claim of any material violation of such Laws is pending or, to the knowledge of EPCO, threatened.

     3.10 Material Contracts. With respect to each material Contract listed on Schedule 3.10 hereto to which ETC or JMRS is a party: (a) the agreement is legal, valid, binding, enforceable, and in full force and effect; (b) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transaction contemplated hereby; (c) no party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (d) no party has repudiated any provision of the agreement. EPCO has delivered to EPD a correct and complete copy of each such material Contract.
     3.11 Tangible Assets. The buildings, machinery, equipment and other tangible assets that ETC and JMRS own and lease are free from material defects, have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear). Each of ETC and JMRS has good and valid title to, or a valid leasehold interest in, the assets used or necessary to conduct its respective business as presently conducted, free and clear of any Encumbrances, except for Permitted Encumbrances, including without limitation the trucks and trailers and other equipment and inventory that is set forth on Schedule 3.11.
     3.12 Real Property. Schedule 3.12 hereto sets forth a correct and complete list of each parcel of real property owned by ETC or JMRS (“Owned Real Property”) or leased by ETC or JMRS (“Leased Real Property,” and together with the Owned Real Property, the “Real Property”). The Real Property is in compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, including the Americans with Disabilities Act of 1990, as amended, (collectively, the “Real Property Laws”), and the current use or occupancy of the Real Property or operation of the business of ETC or JMRS, as applicable, thereon does not violate any Real Property Laws. None of EPCO, ETC or JMRS, has received any notice of violation of any Real Property Law and, to EPCO’s knowledge, there is no basis for the issuance of any such notice or the taking of any action for such violation. To EPCO’s knowledge, all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of the business of ETC or JMRS, as applicable, as currently conducted thereon.
     3.13 Employees; Employee Plans.
          (a) Neither ETC nor JMRS has, and never has had, any employees.
          (b) ETC and JMRS do not sponsor, maintain or contribute to or have an obligation (secondary, contingent or otherwise) to contribute to and at any time during the past five years have not sponsored, maintained or contributed to or have had an obligation to contribute to, any Employee Plans.
     3.14 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect: (a) ETC and JMRS and their respective assets, operations and businesses are and have been in compliance with applicable Environmental Laws; (b) to the knowledge of EPCO, neither ETC nor JMRS has any obligation to investigate, remediate, monitor or otherwise address (including paying for such action) the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws; (c) ETC and JMRS and their respective assets, operations and businesses are not subject to any pending or, to the knowledge of EPCO, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state law); (d) all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by ETC or JMRS under any Environmental Law (“Environmental Permits”) in connection with ETC’s or JMRS’s respective businesses or assets have been duly obtained or filed and are valid and currently in full force and effect; (e) such Persons have complied in all material respects with the terms and conditions of such Environmental Permits; (f) such Environmental Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the consummation of the transactions contemplated hereby (including such Environmental Permits that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business consistent with past practice following the Closing); (g) no proceeding is pending or, to the knowledge of EPCO, threatened with respect to any alleged failure by ETC or JMRS to have any material Environmental Permit necessary for the operation of any of such Person’s assets or the conduct of their business or to be in compliance therewith; and (h) to the knowledge of EPCO, there has been no release of any Hazardous Material into the environment by ETC or JMRS or at or from their respective assets, operations and businesses except in compliance with applicable Environmental Law.
     3.15 Investment Representations.
          (a) EPCO has substantial experience analyzing and investing in entities like EPD, and EPCO is capable of evaluating the merits and risks of an investment in EPD. To the extent EPCO has deemed it necessary, EPCO has retained at its own expense and relied upon appropriate professional advice regarding the investment in the Unit Consideration, including, without limitation, tax, accounting and legal advice with respect to thereto. EPCO is an accredited investor, as such term is defined in Rule 501 promulgated under the Securities Act, is able to bear the economic risk of its investment in EPD and has sufficient net worth to sustain a loss of its entire investment in EPD if such loss should occur.
          (b) EPCO has had an opportunity to discuss EPD’s business, management and financial affairs with Enterprise Products GP, LLC, the general partner of EPD (the “General Partner”), and other representatives of EPD and has had an opportunity to review EPD’s operations and facilities. EPCO has had an opportunity to ask questions of such EPD personnel, which questions have been answered to EPCO’s satisfaction. EPCO acknowledges that it is familiar with the nature of EPD’s business. EPCO acknowledges that an investment in the Unit Consideration involves numerous risks, including those described under the heading “Risk Factors” in EPD’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission on March 1, 2010 and in EPD’s other filings with the United States Securities and Exchange Commission.
          (c) EPCO is acquiring the Unit Consideration solely for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. EPCO acknowledges that the Unit Consideration has not been registered under the Securities Act or applicable state securities laws by reason of a specific exemption from the registration provisions thereof, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of EPD’s representations as expressed herein. EPCO acknowledges that EPD is relying, in part, upon the representations and warranties contained in this Section 3.15 for the purpose of determining whether this transaction meets the requirements for such exemptions. EPCO acknowledges that it must bear the economic risk of its investment in the Unit Consideration for an indefinite period of time because the Unit Consideration must be held indefinitely unless subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available.
          (d) EPCO is aware of the current provisions of Rule 144 promulgated under the Securities Act which permit limited resales of securities purchased in a private placement subject to the satisfaction of certain conditions. EPCO acknowledges that any transfer agent will be issued stop transfer instructions with respect to such Unit Consideration unless such transfer is subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available. EPCO acknowledges that the Certificate or any book-entry units shall bear a legend in substantially the following form:
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER AND REASONABLY ACCEPTABLE TO ENTERPRISE PRODUCTS PARTNERS L.P. (THE “PARTNERSHIP”), IN A FORM GENERALLY ACCEPTABLE TO THE PARTNERSHIP, THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.
The legend set forth above shall be removed, and EPD shall issue a certificate without such legend to the holder of the Unit Consideration, if, unless otherwise required by state securities laws, (i) such Unit Consideration is registered for resale under the Securities Act, (ii) in connection therewith, the holder provides EPD with an opinion of counsel reasonably acceptable to EPD, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Unit Consideration may be made without registration under the applicable requirements of the Securities Act and applicable state securities laws or (iii) such holder provides EPD with reasonable assurances of the holder’s belief that the Unit Consideration may be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act.
     3.16 Financial Statements. EPCO has delivered to EPD copies of unaudited financial statements (the “Unaudited Financial Statements”) of the trucking business that has been acquired by ETC in connection with the Merger (the “ETC Business”), including a combined balance sheet of August 31, 2010 which is set forth as Schedule 3.16 to this Agreement (the “ETC Business Balance Sheet”). The Unaudited Financial Statements fairly present in all material respects the combined financial position, results of operations and cash flows of the

ETC Business as of the dates and for the periods indicated therein. All of the cash and cash equivalents reflected on the ETC Business Balance Sheet represents cash held by JMRS, and since August 31, 2010, JMRS has not made any distributions of cash or other assets to its stockholders.
     3.17 Taxes.
          (a) Each of EPCO, ETC and JMRS has caused to be timely filed with appropriate Governmental Entities all Tax Returns required to be filed with respect to the operation of EPCO, ETC and JMRS and the assets of ETC and JMRS. All amounts that have become payable in respect of Taxes imposed on any of EPCO, ETC and JMRS, and the assets or operations of ETC and JMRS for all taxable periods ending on or prior to the Closing Date have been timely paid in full. There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon EPCO, ETC or JMRS, or the assets or operations of ETC or JMRS.
          (b) None of EPCO, ETC or JMRS has either received or has knowledge of any notice of deficiency or assessment or proposed deficiency or assessment with respect to ETC or JMRS or any of the assets or operations of ETC or JMRS from any taxing authority, and there are no outstanding agreements or waivers that extend any statutory period of limitations applicable to any federal, state or local income or franchise Tax Returns that include or reflect the use and operation of the assets of ETC or JMRS. To the knowledge of EPCO, there are no threatened audits of, or assessments against EPCO, ETC or JMRS with respect to Taxes that may be asserted against ETC or JMRS. None of EPCO, ETC or JMRS is a party to any action or proceeding by any Governmental Entity for the collection or assessment of Taxes.
          (c) All amounts required to be withheld by EPCO, ETC or JMRS and paid to Governmental Entities for Taxes in connection with the transaction contemplated hereby, the assets or operations of ETC or JMRS, or otherwise, including income, social security, unemployment insurance, sales, excise, use and other Taxes, have been collected or withheld and paid to the proper Governmental Entity.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF EPD
     EPD hereby represents and warrants to EPCO on the date hereof as follows:
     4.1 Organization. EPD (a) is duly formed, validly existing and in good standing under the laws of the State of Delaware, (b) has the requisite partnership power and authority to carry on its business as it is currently being conducted and (c) is duly qualified to conduct business as a foreign partnership and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
     4.2 Authorization. EPD has the requisite partnership power and authority to execute, deliver, and perform its obligations under this Agreement and any other EPD Concurrent Agreements to which it is or will at Closing be a party and to consummate the transactions consummated hereby and thereby. The execution and delivery by EPD of this

Agreement and the other EPD Concurrent Agreements to which EPD is or will at Closing be a party and the consummation by EPD of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary partnership action of EPD. This Agreement has been duly executed and delivered by EPD and constitutes, and each EPD Concurrent Agreement executed or to be executed by EPD at Closing has been, or when executed will be, duly executed and delivered by EPD and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of EPD, enforceable against EPD in accordance with the terms hereof and thereof, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting creditors’ rights and remedies generally and (b) equitable principles which may limit the availability of certain equitable remedies in certain instances.
     4.3 No Conflicts or Violations; No Consents or Approvals Required. Except as set forth in Schedule 4.3, the execution, delivery and performance by EPD of this Agreement and the other EPD Concurrent Agreements to which EPD is or will at Closing be a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate, conflict with, or result in any breach of, with or without notice, lapse of time or both, any provision of EPD’s Charter Documents, (b) give rise to the creation of any Encumbrance upon any of the assets of EPD, any right of termination, amendment, cancellation or acceleration of any obligations contained in, or the loss of any benefit under, any Contract to which EPD is a party or by which its assets are bound, (c) violate any Order applicable to EPD or (d) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate in any material respect any applicable Law or material Contract binding upon EPD, except where such violations or breaches would not reasonably be expected to result in a Material Adverse Effect. No Consent of any Governmental Entity or any other Person is required to be obtained by EPD in connection with the execution, delivery and performance of this Agreement and the other EPD Concurrent Agreements to which EPD is a party or the consummation of the transactions contemplated hereby or thereby.
     4.4 Absence of Litigation. There is no Action pending or, to the knowledge of EPD, threatened against EPD or any of its affiliates which, if adversely determined, would reasonably be expected to (a) result in a Material Adverse Effect or (b) materially impair the ability of EPD to perform its obligations and agreements under this Agreement or the other EPD Concurrent Agreements and to consummate the transactions contemplated hereby and thereby.
     4.5 Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of EPD who is entitled to receive from EPD any fee or commission in connection with the transactions contemplated by this Agreement.
     4.6 Validity of Unit Consideration. The restricted Common Units comprising the Unit Consideration and the Limited Partner Interests represented thereby have been duly and validly authorized by EPD’s Charter Documents and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required under EPD’s Charter Documents) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA). Except for such documents as are described in or filed as an exhibit to any of the Partnership SEC Documents, including the

Partnership Agreement, there are no agreements between the Partnership and any holders of its securities containing rights of first refusal, anti-dilution provisions or pre-emptive rights or relating to registration under the Securities Act or voting of the EPD Limited Partner Units.
     4.7 Exchange Act Reports. Since January 1, 2010, EPD has timely filed with the Commission all forms, reports, schedules and statements required to be filed by it under the Securities Exchange Act of 1934, as amended (collectively, the “Partnership SEC Documents”). The information concerning the Partnership in the Partnership SEC Documents, including the financial statements included therein, did not, as of their respective filing dates, contain any untrue statement of a material fact or omit a material fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made.
     4.8 Partnership Material Adverse Change. Since June 30, 2010, there has not been any Partnership Material Adverse Change.
ARTICLE V.
COVENANTS AND AGREEMENTS
     5.1 Additional Agreements. Subject to the terms and conditions of this Agreement and the Concurrent Agreements, each of the Parties shall use its commercially reasonable efforts to do or cause to be done all actions necessary or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including the fulfillment of the conditions set forth in Article VI, to the extent that the fulfillment of such conditions is within the control of such Party. Subject to the foregoing, if at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the Parties and their duly authorized representatives shall use commercially reasonable efforts to take all such action.
     5.2 Further Assurances. From time to time after the date hereof, and without any further consideration, the Parties agree to execute, acknowledge and deliver such additional agreements, instruments, notices, certificates and other documents, and take such actions, as may be necessary or appropriate to more fully and effectively vest in the applicable Parties and their respective successors and assigns legal, beneficial and record title to the property, rights and interests contributed, assigned or otherwise granted herein or in the Concurrent Agreements and more fully and effectively carry out the purposes and intent of this Agreement and the Concurrent Agreements. It is the express intent of the Parties that EPD own all rights, title and interest in and to the Assigned Interest as of the Closing Date.
     5.3 Tax Matters. After the Closing Date, EPCO and EPD shall cooperate fully in preparing any Tax Returns of ETC and JMRS and in preparing for any audits of, or disputes or litigation with any Governmental Entity regarding any Tax Returns with respect to ETC or JMRS and make available to the other party or any Governmental Entity, as reasonably requested, all information and documents relating to Taxes of ETC and JMRS.

ARTICLE VI.
CONDITIONS TO CLOSING
     6.1 Conditions to Each Party’s Obligation to Close. The obligations of EPD to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the conditions listed in this Section 6.1 and each of the conditions listed in Section 6.2 (collectively, the “EPD Conditions Precedent”), and the obligations of EPCO to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the conditions listed in this Section 6.1 and each of the conditions listed in Section 6.3 (collectively, the “EPCO Conditions Precedent”). The General Partner of EPD, on behalf of EPD, and EPCO shall have the right to waive in writing any or all of such Parties’ conditions precedent to Closing; provided, that no waiver by EPD or EPCO of any particular condition precedent to Closing shall constitute a waiver by such Parties of any other condition precedent to Closing. Subject to the foregoing, the following are conditions precedent to all Parties’ obligations to effect the Closing:
          (a) No Restraint. No temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.
          (b) Legality of Transactions. No Action shall have been taken and no Law shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated by this Agreement illegal.
     6.2 Conditions to EPD’s Obligation to Close. The obligation of EPD to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by the General Partner of EPD), at or prior to the Closing, of each of the following EPD Conditions Precedent:
          (a) Consents. The Consents described in Schedule 3.3 shall have been filed, occurred, or been obtained.
          (b) Representations and Warranties. The representations and warranties of EPCO set forth in this Agreement and the EPCO Concurrent Agreements shall be true and correct in all material respects (without giving effect to any materiality standard or Material Adverse Effect qualification) as of the date of this Agreement (except to the extent representations and warranties speak as of a specified date, which representations and warranties shall speak only as of such date).
          (c) Performance of Obligations. EPCO shall have performed in all material respects (provided that any covenant or agreement of EPCO contained herein that is qualified by a materiality standard shall not be further qualified hereby) all obligations required to be performed by EPCO under this Agreement on or prior to the Closing Date.
          (d) Merger; Other EPCO Concurrent Agreements. The Merger shall have become effective. EPCO shall have executed and delivered the documents set forth in Section 2.2, including the other EPCO Concurrent Agreements, to EPD.

          (e) No Material Adverse Effect. Since August 31, 2010, no event or occurrence shall have taken place which has had, or is reasonably likely to have, a Material Adverse Effect on the Assigned Interest.
     6.3 Conditions to EPCO’s Obligation to Close. The obligation of EPCO to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by EPCO), at or prior to the Closing, of each of the following EPCO Conditions Precedent:
          (a) Consents. The authorizations, consents, Orders or approvals described in Schedule 4.3 shall have been filed, occurred, or been obtained.
          (b) Representations and Warranties. The representations and warranties of EPD set forth in this Agreement and the EPD Concurrent Agreements shall be true and correct in all material respects (without giving effect to any materiality standard or Material Adverse Effect qualification) as of the date of this Agreement (except to the extent representations and warranties speak as of a specified date, which representations and warranties shall speak only as of such date).
          (c) Performance of Obligations. EPD shall have performed in all material respects (provided that any covenant or agreement of EPD contained herein that is qualified by a materiality standard shall not be further qualified hereby) all obligations required to be performed by EPD under this Agreement on or prior to the Closing Date.
          (d) EPD Concurrent Agreements. EPD shall have executed and delivered the documents required pursuant to Section 2.3, including, without limitation, EPD Concurrent Agreements, to EPCO.
          (e) Unit Consideration. EPD shall have delivered the Unit Consideration in accordance with Section 1.2.
          (f) Instruction Letter. EPD shall have delivered the Instruction Letter in accordance with Sections 1.2.
ARTICLE VII.
TERMINATION
     7.1 Termination.
          (a) Right to Terminate. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
          (i) by mutual written consent of EPCO and the General Partner of EPD;
          (ii) by written notice by either EPCO or the General Partner of EPD if the Closing has not occurred by October 15, 2010 (the “Termination Date”); provided, however, that the foregoing right to terminate this Agreement shall not be available to any

Party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;
          (iii) by either EPCO or the General Partner of EPD if a Governmental Entity shall have issued an Order or taken any other action, in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement; or
          (iv) by either EPCO or the General Partner of EPD in the event of a material breach by EPD or EPCO, as applicable, of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a EPD Condition Precedent or an EPCO Condition Precedent, as applicable, and (B) cannot be or has not been cured within the shorter of (x) 20 days following receipt by the breaching party of written notice of such breach or (y) the business day immediately preceding the Termination Date.
          (b) Effect of Investigation. The right of any Party to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of the actual or constructive knowledge of such Party regarding the subject matter giving rise to such right of termination.
     7.2 Effect of Termination. Upon termination of this Agreement pursuant to Section 7.1, the undertakings of the Parties set forth in this Agreement shall forthwith be of no further force and effect; provided, however, that no such termination shall relieve any party of any liability for intentional material breach of any term or provision hereof.
ARTICLE VIII.
INDEMNIFICATION
     8.1 Indemnification by EPCO.
          (a) Except as otherwise expressly provided in this Article VIII, and subject to the limitations stated in this Article VIII, EPCO shall indemnify and hold harmless EPD from and against, and shall reimburse EPD for, any losses, damages, liabilities, diminution in value, claims, demands, obligations, judgments, settlements, costs or expenses (including reasonable attorneys’ fees) (each, a “Loss” and together, the “Losses”) incurred by EPD relating to, resulting from or arising out of, (i) any inaccuracy or breach in any representation or warranty of EPCO set forth in this Agreement, (ii) any breach or nonfulfillment of any covenant, agreement or other obligation of EPCO set forth in this Agreement or (iii) other than post-Closing obligations under contracts or agreements, any Losses of ETC or JMRS based upon, arising out of or relating to (A) the ownership or operation of the business or assets of ETC or JMRS prior to the Closing or (B) facts, events or circumstances in existence prior to the Closing, in each case which Losses are not reflected as liabilities on the ETC Business Balance Sheet.
          (b) Notwithstanding anything in this Article VIII to the contrary, EPD shall not be entitled to indemnification from EPCO pursuant to Section 8.1(a) until such time as the cumulative, aggregate amount of Losses suffered by EPD (including Losses incurred by ETC or JMRS as a result of any of the matters set forth in Section 8.1(a) above) exceeds $2,000,000 (the

“Deductible”), after which time EPD shall be entitled to indemnification for the full amount of Losses in excess of the Deductible but in no event to exceed $20,000,000; provided, however, that the Deductible shall not apply to (i) with respect to EPCO, any claims based on the fraud, intentional misconduct or gross negligence of EPCO or (ii) any claims based on any breach by EPCO of any representation or warranty contained in Section 3.2, Section 3.3 or Section 3.4 or of any of EPCO’s covenants or agreements contained herein.
     8.2 Indemnification by EPD.
          (a) Except as otherwise expressly provided in this Article VIII, and subject to the limitations stated in this Article VIII, EPD agrees to and shall defend, indemnify and hold harmless EPCO from and against, and shall reimburse EPCO, for any Losses relating to, resulting from or arising out of, (i) any inaccuracy or breach of any representation or warranty of EPD set forth in this Agreement, (ii) any breach or nonfulfillment of any covenant, agreement or other obligation of EPD set forth in this Agreement, or (iii) any Losses of ETC or JMRS based upon, arising out of or relating to (A) the ownership or operation of the business or assets of ETC or JMRS after the Closing or (B) facts, events or circumstances in existence prior to the Closing which Losses are reflected as liabilities on the ETC Business Balance Sheet, in each case that have been assumed or allocated to ETC pursuant to the Merger Agreement.
          (b) Notwithstanding anything in this Article VIII to the contrary, EPCO shall not be entitled to indemnification from EPD pursuant to Section 8.2(a) until such time as the cumulative, aggregate amount of Losses suffered by EPCO exceeds the Deductible, after which time EPCO shall be entitled to indemnification for the full amount of Losses in excess of the Deductible but in no event to exceed $20,000,000; provided, however, that the Deductible shall not apply to any claims based on fraud, intentional misconduct or gross negligence or to any claims based on any breach by EPD of any representation or warranty contained in Section 4.2 or Section 4.3 or of any of EPD’s covenants or agreements contained herein.
     8.3 Survival. Subject to the limitations set forth in this Agreement, all the provisions of this Agreement shall survive the Closing indefinitely, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in Articles III and IV shall terminate and expire on the first anniversary of the date hereof, except (a) the representations and warranties of EPCO in Sections 3.14 and 3.17 shall survive until the expiration of the applicable statutes of limitations (including all periods of extension and tolling), (b) the representations and warranties of EPCO set forth in Sections 3.2, 3.4, 3.6 and 3.7 shall survive indefinitely, and (c) the representations and warranties of EPD set forth in Sections 4.2 and 4.5 shall survive indefinetly. After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article VIII on the basis of that representation and warranty, provided that no claim presented in writing for indemnification pursuant to this Article VIII on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration.
     8.4 Indemnification Procedures.

          (a) Promptly after receipt by any Person entitled to indemnification under Section 8.1 or Section 8.2 (an “indemnified party”) of notice of the commencement of any action, suit or proceeding by a person not a party to this Agreement in respect of which the indemnified party will seek indemnification hereunder (a “Third Party Action”), the indemnified party shall notify the person that is obligated to provide such indemnification (the “indemnifying party”) thereof in writing, but any failure to so notify the indemnifying party shall not relieve it from any liability that it may have to the indemnified party under Section 8.1or Section 8.2, except to the extent that the indemnifying party is prejudiced by the failure to give such notice. The indemnifying party shall be entitled to participate in the defense of such Third Party Action and to assume control of such defense (including settlement of such Third Party Action) with counsel reasonably satisfactory to such indemnified party; provided, however, that:
          (i) the indemnified party shall be entitled to participate in the defense of such Third Party Action and to employ counsel at its own expense to assist in the handling of such Third Party Action;
          (ii) the indemnifying party shall obtain the prior written approval of the indemnified party before entering into any settlement of such Third Party Action or ceasing to defend against such Third Party Action, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the indemnified party or the indemnified party would be materially adversely affected thereby;
          (iii) no indemnifying party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each indemnified party of a release from all liability in respect of such Third Party Action; and
          (iv) the indemnifying party shall not be entitled to control the defense of any Third Party Action unless the indemnifying party confirms in writing its assumption of such defense and continues to pursue the defense reasonably and in good faith.
After written notice by the indemnifying party to the indemnified party of its election to assume control of the defense of any such Third Party Action in accordance with the foregoing, (i) the indemnifying party shall not be liable to such indemnified party hereunder for any expenses subsequently incurred by such indemnified party attributable to defending against such Third Party Action, and (ii) as long as the indemnifying party is reasonably contesting such Third Party Action in good faith, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge the claim underlying, such Third Party Action without the indemnifying party’s prior written consent. If the indemnifying party does not assume control of the defense of such Third Party Action in accordance with this Section 8.4, the indemnified party shall have the right to defend or settle such Third Party Action in good faith and in such manner as it may deem reasonably appropriate at the cost and expense of the indemnifying party, provided that the indemnifying party has received written notice of the proposed settlement and the terms thereof, and the indemnifying party will promptly reimburse the indemnified party therefor in accordance with this Article VIII. The reimbursement of fees, costs and expenses required by this Article VIII shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.
          (b) If any indemnified party should have a claim against any indemnifying party hereunder which does not involve a Third Party Claim, the indemnified party shall notify the indemnifying party of such claim by the indemnified party, specifying the nature of and specific basis for such claim and the amount of the estimated amount of such claim (the “Indemnity Notice”). If the indemnifying party does not notify the indemnified party within thirty (30) days from delivery of the Indemnity Notice that the indemnifying party disputes such claim, the amount or estimated amount of such claim specified by the indemnified party shall be conclusively deemed a liability of the indemnifying party hereunder. If the indemnifying party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction or as the parties otherwise at such time agree.
          (c) If an indemnified party becomes entitled to any indemnification from an indemnifying party pursuant to this Agreement, such indemnification payment shall be made in cash upon demand.
          (d) Notwithstanding anything to the contrary herein, an indemnifying party shall not be liable for Losses arising out of or in connection with any matter described in this Article VIII if and to the extent such Losses are covered by a policy of insurance or benefits from a right to indemnification from a person not a party to this Agreement and payment is timely made under such policy to the indemnified party by the insurer or under such right to indemnification by such Person, as applicable.
     8.5 Exclusive Remedies. Except with respect to fraud, intentional misconduct or gross negligence, the remedies of EPD and EPCO specifically provided for in this Agreement shall be the sole and exclusive remedies of such parties for (a) any breach or inaccuracy of the representations and warranties contained in this Agreement or (b) the failure to perform any of the covenants, agreements or obligations contained in this Agreement.
ARTICLE IX.
INTERPRETATION; DEFINED TERMS
     9.1 Interpretation. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of the Party that drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates. In construing this Agreement:
          (a) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
          (b) the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;

          (c) a defined term has its defined meaning throughout this Agreement and each Exhibit, Annex or Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;
          (d) each Exhibit, Annex and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit, Annex or Schedule, the provisions of the main body of this Agreement shall control;
          (e) the term “cost” includes expense and the term “expense” includes cost;
          (f) the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof;
          (g) the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule;
          (h) any reference to a statute, regulation or Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder;
          (i) currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars;
          (j) unless the context otherwise requires, all references to time shall mean time in Houston, Texas;
          (k) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; and
          (l) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).
     9.2 References, Gender, Number. All references in this Agreement to an “Article,” “Section,” “subsection,” “Exhibit” or “Schedule” shall be to an Article, Section, subsection, Exhibit or Schedule of this Agreement, unless the context requires otherwise. Unless the context clearly requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Cross references in this Agreement to a subsection or a clause within a Section may be made by reference to the number or other subdivision reference of such subsection or clause preceded by the word “Section.” Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.
     9.3 Defined Terms. Unless the context expressly requires otherwise, the respective terms defined in this Section 9.3 shall, when used in this Agreement, have the respective meanings herein specified.

     “Action” shall mean any claim, action, suit, investigation, inquiry, proceeding, condemnation or audit by or before any court or other Governmental Entity or any arbitration proceeding.
     “affiliate” means, with respect to a specified person, any other person controlling, controlled by or under common control with that first person. As used in this definition, the term “control” includes (i) with respect to any person having voting securities or the equivalent and elected directors, managers or persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any person and (iii) the ability to direct the business and affairs of any person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, EPCO, on the one hand, and EPD, on the other hand, shall not be considered affiliates of each other.
     “Agreement” shall have the meaning set forth in the preamble.
     “Assignment” shall have the meaning set forth in Section 1.1
     “Assigned Interest” shall have the meaning set forth in the Recitals.
     “Board of Managers” shall have the meaning set forth in Section 2.2(c).
     “Business Day” means any day on which banks are open for business in the State of Texas, other than Saturday or Sunday.
     “Capital Stock” of a Person means all equity securities authorized for issuance by the Charter Documents of such Person, including membership interests, partnership interests or other equity interests of such Person.
     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.
     “Certificates” shall have the meaning given such term in Section 1.2.
     “Charter Documents” means, for any Person, the organizational governing documents of such Person, including, without limitation, any memorandum of association, articles of association, articles of incorporation, articles of organization, articles of formation, certificate of formation, certificate of incorporation, certificate of organization, bylaws, limited liability company agreement, limited partnership agreement or other governing documents of any nature, all as amended or supplemented as in effect on the Closing Date.
     “Closing” shall have the meaning set forth in the Recitals.
     “Closing Date” shall have the meaning set forth in Section 2.1.
     “Code” means the Internal Revenue Code of 1986, as amended.

     “Commission” means the United States Securities and Exchange Commission.
     “Common Units” has the meaning assigned to such term in the Partnership Agreement.
     “Company Agreement” means the Company Agreement of Enterprise Products Transportation Company LLC dated September 27, 2010, by EPCO as its sole member.
     “Consents” means all authorizations, consents, Orders or approvals of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity, and any consents or approvals of any other third party, in each case that are required by applicable Law or by Contract in order to consummate the transactions contemplated by this Agreement and the Concurrent Agreements.
     “Concurrent Agreements” means the EPCO Concurrent Agreements and EPD Concurrent Agreements.
     “Contract” means any written or oral contract, agreement, indenture, instrument, note, bond, loan, lease, mortgage, franchise, license agreement, purchase order, binding bid or offer, binding term sheet or letter of intent or memorandum, commitment, letter of credit or any other legally binding arrangement, including any amendments or modifications thereof and waivers relating thereto.
     “Deductible” shall have the meaning set forth in Section 8.1(b).
     “DRULPA” shall have the meaning set forth in Section 1.2(a).
     “Effective Time” shall have the meaning set forth in Section 2.1.
     “Employee Plans” means any “employee benefit plan,” as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any other bonus, pension, stock/unit option, stock/unit purchase, benefit, welfare, profit-sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangement, whether written or oral.
     “Encumbrance” or “Encumbrances” means and includes security interests or agreements, mortgages, liens, pledges, charges, assignments, including collateral assignments, easements, purchase options, reservations, rights of way, servitudes, rights of first refusal, community property interests, equitable interests, claims, indentures, deeds of trust, encroachments, licenses or leases to third parties, restrictions of any kind and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.
     “Environmental Laws” means any federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of the environment, including the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to the environment, including the following laws, as amended as of the Effective Time and interpreted by the highest court of competent jurisdiction through the Effective Time: (i) the Resource Conservation and Recovery Act; (ii) the Clean Air Act; (iii) CERCLA; (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to Know Act; (viii) the National Environmental Policy Act; (ix) the Pollution Prevention Act of 1990; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act and (xii) all rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Entities with jurisdiction in the premises. The term “Environmental Laws” does not include operating practices or standards that may be employed or adopted by other industry participants or recommended by a Governmental Entity that are not required by such federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees.
     “Environmental Permits” shall have the meaning set forth in Section 3.14.
     “EPCO” shall have the meaning set forth in the Preamble.
     “EPCO Concurrent Agreements” shall have the meaning set forth in Section 2.2(a).
     “EPCO Conditions Precedent” shall have the meaning set forth in Section 6.1.
     “EPD” shall have the meaning set forth in the Preamble.
     “EPD Concurrent Agreements” shall have the meaning set forth in Section 2.3(e).
     “EPD Conditions Precedent” shall have the meaning set forth in Section 6.1.
     “ETC Business Balance Sheet” shall have the meaning set forth in Section 3.16.
     “GAAP” means generally accepted accounting principles in the United States, consistently applied by the applicable Person, as in effect on the date of determination.
     “General Partner” shall have the meaning set forth in Section 3.15(b).
     “Governmental Entity” means any Federal, state, local, regional, commonwealth, state, local, foreign or other governmental agency, authority, administrative agency, regulatory body, commission, instrumentality, court or arbitral tribunal having governmental or quasi-governmental powers.
     “Hazardous Materials” means any substance, whether solid, liquid, or gaseous: (i) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or otherwise classified or regulated or subject to liability in or pursuant to any Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) which causes or threatens to cause contamination, nuisance with respect to any properties, or a hazard to the environment or to the health or safety of persons on or about any properties.

     “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, whether short-term or long-term, whether secured or unsecured, (ii) all obligations of such Person evidenced by loan agreements, mortgages, bonds, indentures, debentures, promissory notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (vi) all Indebtedness of such Person or others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) an Encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all guarantees, whether direct or indirect, by such Person of Indebtedness of others or Indebtedness of any other Person secured by any assets of such Person, (viii) all capital leases of such Person, (ix) all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangement, (x) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, (xi) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Capital Stock of such Person or any warrants, rights or options to acquire such Capital Stock, (xii) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such Indebtedness, obligation or guarantee, and (xiii) any other obligation that in accordance with GAAP is required to be reflected as debt on an balance sheet of a Person (other than trade payables incurred in the ordinary course of business).
     “indemnified party” shall have the meaning set forth in Section 8.4(a).
     “indemnifying party” shall have the meaning set forth in Section 8.4(a).
     “Indemnity Notice” shall have the meaning set forth in Section 8.4(b).
     “Instruction Letter” has the meaning given in Section 1.2.
     “JMRS” has the meaning set forth in the Recitals.
     “knowledge” and any variations thereof or words to the same effect shall mean actual knowledge after reasonable inquiry.
     “Laws” means all statutes, laws, rules, regulations, Orders, ordinances, writs, injunctions, judgments and decrees of all Governmental Entities.
     “Leased Real Property” shall have the meaning set forth in Section 3.12.
     “Limited Partner Interest” shall have the meaning assigned to such term in the Partnership Agreement.

     “Loss” or “Losses” shall have the meaning set forth in Section 8.1.
     “Material Adverse Effect” means any adverse change, circumstance, effect or condition in or relating to the assets, financial condition, results of operations, or business of any person that materially affects the business of such person or that materially impedes the ability of any person to consummate the transactions contemplated hereby, other than any change, circumstance, effect or condition in the trucking transportation industry generally or in United States or global economic conditions or financial markets in general. Any determination as to whether any change, circumstance, effect or condition has a Material Adverse Effect shall be made only after taking into account all effective insurance coverages and effective third-party indemnifications with respect to such change, circumstance, effect or condition.
     “Merger” shall have the meaning set forth in the Recitals.
     “Merger Agreement” shall have the meaning set forth in the Recitals.
     “Order” means any order, writ, injunction, decree, compliance or consent order or decree, settlement agreement, schedule and similar binding legal agreement issued by or entered into with a Governmental Entity.
     “Outstanding ETC Interests” shall have the meaning set forth in Section 3.4(a).
     “Outstanding JMRS Shares” shall have the meaning set forth in Section 3.4(b).
     “Owned Real Property” shall have the meaning set forth in Section 3.12.
     “Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P., dated August 8, 2005, as amended by Amendment No. 1 thereto, dated December 27, 2007; Amendment No. 2 thereto, dated April 14, 2008; Amendment No. 3 thereto, dated November 6, 2008, and Amendment No. 4 thereto, dated October 26, 2009, as such agreement may be further amended from time to time.
     “Partnership Material Adverse Change” means any material adverse change in the business, properties, financial condition or results of operations of EPD and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business; provided, however, that none of the following shall constitute a Partnership Material Adverse Change: (a) any change or event disclosed in the Partnership SEC Documents; (b) any change in the trading prices or trading volume of the EPD Limited Partner Units; or (c) any failure by EPD to meet estimates of revenues or earnings
     “Party” and “Parties” shall have the meanings set forth in the Preamble.
     “Permitted Encumbrances” means all: (i) to the extent no amounts secured thereby are past due or are being contested in good faith by appropriate proceedings and as to which adequate reserves, if any, have been established, mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like liens entered into in the ordinary course of business consistent with past practices, if any, that do not materially detract from the value of or materially interfere with the use of any of ETC’s or JMRS’s assets subject thereto;

(ii) to the extent no amounts secured thereby are past due or are being contested in good faith by appropriate proceedings, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practices; (iii) title defects, rights of use, rights-of-way, permits, licenses, servitudes, sub-surface leases, grazing rights, logging rights, and easements, if any, that, individually or in the aggregate, do not or would not impair in any material respect the use or occupancy of ETC’s assets, taken as a whole, or JMRS’s assets, taken as a whole; (iv) liens for taxes that are not due and payable, that may thereafter be paid without penalty or are being contested in good faith by appropriate proceedings and as to which adequate reserves, if any, have been established; and (v) liens supporting surety bonds, performance bonds and similar obligations issued in connection with ETC’s or JMRS’s businesses.
     “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.
     “Real Property” shall have the meaning set forth in Section 3.12.
     “Real Property Laws” shall have the meaning set forth in Section 3.12.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Subject Liabilities” shall have the meaning set forth in Section 1.3.
     “Taxes” means any and all federal, state, local foreign and other taxes or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profits share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated revenue, stamp, occupation, premium, property, windfall profits, or other taxes of any kind whatsoever, together with any interests, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term Tax means any one of the foregoing Taxes.
     “Tax Returns” means all returns, declarations, reports, statements and other documents of, relating to, or required to be filed in respect of, any and all Taxes.
     “Termination Date” shall have the meaning set forth in Section 7.1(a)(ii).
     “Third Party Action” shall have the meaning set forth in Section 8.4(a).
     “Unit Consideration” shall have the meaning set forth in the Recitals.
ARTICLE X.
MISCELLANEOUS
     10.1 Expenses. Except as expressly provided herein, all costs and expenses incurred by the Parties in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the Party which has incurred such cost or expense.
     10.2 Notices.

          (a) Any notice or other communication given under this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by nationally recognized overnight courier service, (iii) sent by facsimile transmission, or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested). Such notice shall be deemed to have been duly given (w) on the date of the delivery, if delivered personally, (x) on the Business Day after deposited with a nationally recognized overnight courier service, if sent in such manner, (y) on the date of facsimile transmission, if so transmitted on a Business Day during normal business hours, with confirmation of successful transmission confirmed by the sender’s facsimile machine, and otherwise on the next succeeding Business Day, or (z) on the fifth Business Day after sent by first class mail, postage prepaid, if sent in such manner. Notices or other communications shall be directed to the following addresses:
Notices to EPCO:
Enterprise Products Company
1100 Louisiana Street, 10th Floor
Houston, Texas 77002
     Attention: General Counsel
Facsimile No.: (713) 803-1307
Notices to EPD:
Enterprise Products Partners L.P.
1100 Louisiana Street, 10th Floor
Houston, Texas 77002
Attention: General Counsel
Facsimile No.: (713) 381-8200
          (b) Either EPCO or EPD may at any time change its address for service from time to time by giving notice to the other Party in accordance with this Section 10.2.
     10.3 Severability. If any term of this Agreement is found to be invalid, illegal, or incapable of being enforced under applicable Law or public policy, such term shall be deemed amended to the minimum extent possible to make such term valid, legal and enforceable, and if such term is not capable of being so amended, it shall be deemed excised from this Agreement, and the other terms and conditions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any Party.
     10.4 Governing Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts of law rules or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in the State of Texas and to venue in Houston, Texas.

     10.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
     10.6 Assignment of Agreement. This Agreement may not be assigned by any Party without the prior written consent of the other Parties.
     10.7 Captions. The captions in this Agreement are for purposes of reference only and shall not limit or otherwise affect the interpretation hereof.
     10.8 Counterparts. This Agreement may be executed in counterparts and delivered by facsimile or portable document “.pdf” format, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.
     10.9 Director and Officer Liability. Except to the extent that they are an individual signatory party hereto, the directors, managers, officers, partners and members of EPD, EPCO and their respective affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that another party may assert) other than as an assignee of this Agreement or pursuant to a written guarantee.
     10.10 Integration. This Agreement and the Concurrent Agreements supersede any previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This Agreement and the Concurrent Agreements contain the entire understanding of the Parties with respect to the subject matter hereof and thereof.
     10.11 Amendment. The Parties agree to negotiate in good faith any amendment to this Agreement at any time another Party believes that business circumstances have changed. This Agreement may only be amended by written instrument signed by the eneral Partner of EPD, on behalf of EPD, and EPCO.
[Remainder of page intentionally left blank. Signature pages follow.]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

EPCO: ENTERPRISE PRODUCTS COMPANY
By:	/s/ Patricia A. Totten
	Name:	Patricia A. Totten
	Title:	Vice President, General Counsel and Secretary

EPD: ENTERPRISE PRODUCTS PARTNERS L.P.
By:	Enterprise Products GP, LLC, its General Partner

By:	/s/ Michael A. Creel
	Name:	Michael A. Creel
	Title:	President and Chief Executive Officer

Disclosure Schedules Omitted
The issuer agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission on request.